Exhibit 99.1

For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President, Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293
Lodgian Reports Second Quarter 2006 Results
     ATLANTA, Ga., August 9, 2006—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today reported results for the second quarter ended June 30, 2006. The company will host a 10 a.m. ET conference call today to discuss results.
Second Quarter Highlights
•	Net income attributable to common stock more than doubled from $1.9 million to $4.0 million, or $0.08 to $0.16 per common diluted share in the 2006 second quarter.

•	Income from continuing operations was $4.8 million (excluding $1.0 million in expenses related to a hotel under contract for sale), compared to $4.3 million in the same quarter a year ago.

•	Revenue per available room (RevPAR) growth for the company’s 66 continuing operations hotels maintained its strong upward trend, rising 14.1 percent in the second quarter and improving 15.2 percent for the first six months of 2006.

•	Adjusted EBITDA from 62 continuing operations hotels rose to $20.7 million from $18.0 million and Adjusted EBITDA margins increased 110 basis points to 24.3 percent.

•	Income from discontinued operations was $209,000, compared to a loss of $(2.4) million in the 2005 second quarter.

•	One hotel and one land parcel sold for an aggregate sales price of $8.0 million. One hotel was placed into discontinued operations and another hotel was closed prior to its demolition and expected sale.
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	2Q	2Q	%
	2006*	2005*	Change
Rooms revenue — Continuing operations	$68,926	$59,236	16.4%
RevPAR — Continuing operations	$64.74	$56.76	14.1%
Total revenue – Continuing operations	$91,152	$79,232	15.0%
Income from continuing operations	$3,792	$4,281	-11.4%
Income (loss) from discontinued operations	$209	$(2,407)	n/m
Net income attributable to common stock	$4,001	$1,874	113.5%
Net income per share attributable to common stock	$0.16	$0.08	100%
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (a non-GAAP measure)	$22,252	$16,915	31.6%
Adjusted EBITDA from 62 continuing operations hotels (refer below)	$20,696	$17,977	15.1%

*	Dollars in thousands except for RevPAR and per share data
Continuing operations data in the table above includes the financial effects of the closure of two hotels in Florida, the Crowne Plaza West Palm Beach and the Crowne Plaza Melbourne-Oceanfront, which closed during the 2004 fourth quarter and reopened in December 2005 and January 2006, respectively. Continuing operations data also includes the impact of a hotel which closed in January 2006 due to fire damage.
The increase in “Rooms revenue – Continuing operations”, presented above, exceeds the increase in “RevPAR – Continuing operations” due to differing numbers of rooms being available in 2006 vs. 2005 second quarter (1,064,675 in 2006 vs. 1,043,588 in 2005 second quarter).
In this press release, Lodgian uses the term “Adjusted EBITDA” to mean earnings before interest, taxes, depreciation and amortization (“EBITDA”), but excluding the effects of the following charges: post-emergence Chapter 11 expenses; impairment losses; casualty (gains)/losses, net, for properties damaged by hurricane, fire or flood; and charges related to the surrender of two hotels to a bond trustee and one hotel, in which we owned a non-controlling equity interest and whose results were accounted for under the equity method of accounting, to a lender.
Adjusted EBITDA for the second quarters of 2006 and 2005, as shown above, also excludes the results of the two Florida hotels, discussed above, that were closed during the 2004 fourth quarter and essentially all of 2005, thus eliminating the adverse effect of their closure in the first quarter of 2005. Also excluded are the results in both periods for a hotel damaged by fire in January 2006, which remains closed, and a hotel under contract to be sold which was closed as of June 1, 2006. A reconciliation of net income to EBITDA and Adjusted EBITDA is included with this release.
     Second quarter 2006 total revenues rose 15.0 percent to $91.2 million, compared to the like period in the prior year. Net income attributable to common shares more than doubled to $4.0 million, or $0.16 income per diluted share, in the 2006 second quarter, compared to $1.9
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million, or $0.08 per diluted share, in the 2005 second quarter. The net income increase was due to improvements at the company’s continuing operations hotels, partially offset by $1.0 million of expenses related to a hotel that is under contract to be sold, as well as an improvement in the company’s discontinued operations hotels, which generated income of $209,000 in the 2006 second quarter, compared to a $(2.4) million loss in the 2005 second quarter.
     EBITDA from continuing operations improved substantially to $22.3 million, a 31.6 percent improvement over $16.9 million in the similar 2005 period. Adjusted EBITDA for the 62 continuing operations hotels open during both periods’ second quarter rose 15.1 percent to $20.7 million, compared to $18.0 million, in the same 2005 period. The Radisson New Orleans hotel continued to have a favorable impact on the company’s occupancy and average daily rates in the 2006 second quarter, but to a lesser extent than in the previous two quarters.
     The company recorded $1.2 million in business interruption proceeds in the 2006 second quarter which related to 2005. Lodgian will file business interruption claims through the first six months of 2006, as allowable by its insurance coverage, related to two Florida hotels, which opened near the end of 2005 and early in 2006. In addition, the company will file casualty and business interruption claims, subject to a $100,000 deductible, for a 193-room Holiday Inn hotel in Marietta, Georgia that has been closed since mid-January 2006 due to a fire. The company estimates that it will receive approximately $2.7 million in business interruption proceeds for lost business associated with various outstanding insurance claims. Receipt of these amounts would bring all business interruption claims current through the first quarter of 2006.
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$700,000 of this amount relates to business interruption that occurred during 2005. The company has not yet accrued any of these expected business interruption proceeds.
Operating Results
     “We continue to benefit from the positive effects of our major restoration program,” said Ed Rohling, Lodgian president and chief executive officer. “The 25 hotels that completed substantial renovations in 2004 and 2005—which excludes the two newly-renovated Florida hotels that were not open in the 2005 second quarter—increased RevPAR by an average of 22.7 percent in the 2006 second quarter. Many of these hotels are still ramping up, and we see substantial organic growth from these properties.”
     Because of the many variables in the company’s hotel ramp-up program and the effects of several hurricanes and a fire, Lodgian provides the following additional details:
•	The 66 continuing operations hotel portfolio posted a 14.1 percent increase in RevPAR (of which 82.3 percent is attributed to an increase in ADR) in the 2006 second quarter over the same period last year;

•	Excluding the two Florida hotels closed in 2005 due to hurricane damage, one hotel closed in the 2006 first quarter due to fire damage, and one hotel closed in the 2006 second quarter for demolition, continuing operations hotels’ RevPAR rose 11.8 percent (of which 82.3 percent is attributed to an increase in ADR) in the 2006 second quarter;

•	Excluding the impact of the four hotels mentioned above and the benefit of the high occupancy at the Radisson New Orleans Airport Hotel, continuing operations hotels’ RevPAR improved 10.2 percent (of which 81.4 percent is attributed to an increase in ADR).
     Adjusted EBITDA margins for the 62 continuing operations hotels open in both periods’ second quarters improved 110 basis points to 24.3 percent, including the positive impact of the
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Radisson New Orleans mentioned above. “We continue to make steady progress on margin improvement and believe that there is still significant upside potential,” Rohling said. “At the corporate level, we are focusing on managing rising property insurance, energy and labor costs.
     “As both an owner and operator, we have a substantial advantage in controlling the operating destiny of our hotels, compared to the passive ownership structure of other publicly held companies,” Rohling said. “We are the only publicly-traded hotel company with an independent owner/operator business model, and we believe over time this model will create higher returns because we can respond more quickly to changing business conditions since we do not have to operate through a third-party management company.”
Evaluation Program Underway
     “Now that our renovation program has returned to a more normal schedule, we are clearly focused on two things. The first is continuing to improve operations at our hotels, including increasing revenues and market share, while improving margins. We have made substantial progress, but have significant opportunities ahead of us,” Rohling said.
     “The second focus is to comprehensively evaluate our portfolio for opportunities to strategically invest in capital improvements at those properties that have the potential to generate higher returns. We now have a full team in place to complete this disciplined evaluation, including Mark Linch, who recently joined us as senior vice president of capital investment,” he said. “We are evaluating certain properties within our portfolio in terms of location, brand and property type, to determine if they meet our long-term strategic goals and can benefit from
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strategic investment, or if they should possibly be divested and the capital redeployed in properties with better long-term potential. The objective is to ensure optimal allocation of capital.
     “We expect to continue this strategy to enhance our portfolio and shareholder returns throughout the remainder of this year and then on an on-going basis,” he added. “We are being very disciplined in our review process and are considering all options, including acquisition or development opportunities that fit our investment criteria.”
Disposition Program
     As previously announced, Lodgian divested one hotel and one land parcel in the 2006 second quarter for an aggregate sales price of $8.0 million. The company reclassified the 186-room University Plaza Hotel in Bloomington, Indiana into discontinued operations during the quarter, bringing to seven the number of properties Lodgian currently holds for disposition.
     In the 2006 second quarter, the company signed a contract to sell the 198-room Holiday Inn Jekyll Island hotel. The sale is contingent upon, among other things, Lodgian’s demolition of the hotel and the approval by the Jekyll Island Authority of the buyer’s development plans. The hotel was closed June 1 and currently is undergoing demolition and is expected to be reclassified as discontinued operations in the 2006 third quarter.
     Costs totaling approximately $1.0 million associated with the closing of the Jekyll Island property were recorded in the 2006 second quarter as a charge against income from continuing operations. The charges included $550,000 for liquidated damages to the franchisor, of which the buyer is expected to reimburse Lodgian $275,000 under terms of the sale contract. The
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remaining $400,000 comprised accelerated depreciation and costs related to the sale and certain write-offs. Pending local governmental approval, the sale is expected to be consummated before the end of 2006, although the buyer has an extension right through the first quarter of 2007. Pursuant to the terms of the purchase agreement with the buyer, the company is entitled to receive a percentage of the newly developed hotel’s cash flow, as well as proceeds from an eventual sale of the property.
Balance Sheet Update
     In the 2006 second quarter, Lodgian announced a plan to repurchase up to $15 million of its common shares over a period ending no later than May 26, 2007. Through August 1, 2006, the company had acquired 107,206 shares for approximately $1.3 million.
     “We continue to evaluate carefully our options to refinance the 20 hotels whose $77 million of mortgage debt has scheduled maturity dates within the next year,” said James MacLennan, executive vice president and chief financial officer. “We currently are evaluating a number of refinancing opportunities, including exercising extension rights on $62 million of debt under the terms and conditions currently in place. Alternatively, we may break up the larger pool of cross-collateralized mortgages into smaller debt issues which will provide greater flexibility to execute on our strategic plan. We expect to conclude our evaluation shortly, and believe the subsequent refinancing will give us more flexibility in our capital structure. We are examining both fixed and floating rate alternatives, with a view to mitigating Lodgian’s exposure to increased interest costs.
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     “Our balance sheet continues to strengthen each quarter,” he noted. “We currently have more than $60 million in cash and restricted cash in the bank, an increase of more than $26 million since 2005 year-end.”
Conference Call
     Lodgian will hold a conference call to discuss its second-quarter results today, August 9, at 10 a.m. Eastern time. To hear the webcast, interested parties may visit the company’s Web site at www.lodgian.com and click on Investor Relations and then Webcast, Q2 Earnings Conference Call. A recording of the call will be available by telephone until midnight on Wednesday, August 16, by dialing (800) 405-2236, reference number 11065996. A replay of the conference call will be posted on Lodgian’s Web site.
Non-GAAP Financial Measures
     The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.
EBITDA and Adjusted EBITDA
     EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values. EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.
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     The company defines Adjusted EBITDA as EBITDA excluding the effects of certain charges such as post-emergence Chapter 11 expenses included in corporate and other on the company’s consolidated statement of operations, impairment losses, casualty losses or gains related to damage to and insurance recoveries for properties damaged by hurricane, fire or flood, and charges related to the surrender of two wholly-owned hotels to the bond trustee and the disposition or surrender of one minority interest hotel to the lender. Adjusted EBITDA also excludes the results of two storm-damaged Florida hotels that were closed for repairs during the 2004 fourth quarter and essentially all of 2005, thus eliminating both the adverse effect of their closure and the positive effect of the settlement of their property damage and business interruption insurance claims in the fourth quarter and full year 2005. Also excluded are the results in both periods for a hotel damaged by fire in January 2006, which remains closed.
About Lodgian
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 73 hotels with 13,217 rooms located in 28 states and Canada, including the closed property on Jekyll Island. Of the company’s 73-hotel portfolio, 45 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 13 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchisors such as Hilton and Carlson (Radisson and Park Inn). Four hotels are independent, unbranded properties. Three hotels are owned by
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partnerships, in each of which Lodgian has at least a 50 percent equity interest, and is the operating partner for each. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.
Forward-Looking Statements
     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “guidance,” “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$46,435	$19,097
Cash, restricted	14,086	15,003
Accounts receivable (net of allowances: 2006 - $1,098; 2005 - $1,101)	11,578	8,054
Insurance receivable	1,127	11,725
Inventories	3,987	3,955
Prepaid expenses and other current assets	22,610	20,101
Assets held for sale	26,309	14,866

Total current assets	126,132	92,801

Property and equipment, net	586,925	606,862
Deposits for capital expenditures	19,163	19,431
Other assets	7,699	7,591

	$739,919	$726,685

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,676	$14,709
Other accrued liabilities	32,102	31,528
Advance deposits	2,291	1,914
Insurance advances	1,763	700
Current portion of long-term liabilities	16,491	18,531
Liabilities related to assets held for sale	13,806	4,610

Total current liabilities	80,129	71,992

Long-term liabilities	389,620	394,432

Total liabilities	469,749	466,424

Minority interests	11,357	11,217
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized; 24,689,820 and 24,648,405 issued at June 30, 2006 and December 31, 2005, respectively	247	246
Additional paid-in capital	320,938	317,034
Unearned stock compensation	—	(604)
Accumulated deficit	(64,265)	(69,640)
Accumulated other comprehensive income	2,756	2,234
Treasury stock, at cost, 75,258 and 21,633 shares at June 30, 2006 and December 31, 2005, respectively	(863)	(226)

Total stockholders’ equity	258,813	249,044

	$739,919	$726,685

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Unaudited in thousands, except per share data)
Revenues:
Rooms	$68,926	$59,236	$$128,499	$109,458
Food and beverage	19,636	17,435	$35,022	31,104
Other	2,590	2,561	$4,923	4,950

Total Revenues	91,152	79,232	168,444	145,512

Operating expenses:
Direct:
Rooms	17,810	15,940	$33,803	29,971
Food and beverage	13,487	12,011	$25,203	22,042
Other	2,012	1,977	$3,875	3,789

Total Direct Operating Expenses	33,309	29,928	62,881	55,802

	57,843	49,304	105,563	89,710

Other operating expenses:
Other hotel operating costs	25,381	22,460	$49,915	44,279
Property and other taxes, insurance, and leases	5,876	5,336	$11,379	10,570
Corporate and other	5,524	5,068	$10,407	9,477
Casualty (gains) losses, net	(248)	28	$(60)	132
Depreciation and amortization	9,270	6,339	$17,898	12,434
Impairment of long-lived assets	74	955	$278	1,052

Total Other operating expenses	45,877	40,186	89,817	77,944

	11,966	9,118	15,746	11,766

Other income (expenses):
Business interruption insurance proceeds	1,152	1,729	$1,152	1,729
Interest income and other	848	54	$1,157	225
Interest expense	(7,493)	(6,433)	$(15,051)	(12,887)

Income before income taxes and minority interests	6,473	4,468	$3,004	833
Minority interests (net of taxes, nil)	(136)	(120)	$(140)	25

Provision for income taxes — continuing operations	(2,545)	(67)	$(1,100)	(135)
Income from continuing operations	3,792	4,281	1,764	723

Discontinued operations:
Income (loss) from discontinued operations before income taxes	325	(2,407)	$6,156	(5,933)
Provision for income taxes — discontinued operations	(116)	—	$(2,545)	—

Income (loss) from discontinued operations	209	(2,407)	3,611	(5,933)

Net income (loss) attributable to common stock	$4,001	$1,874	$5,375	$(5,210)

Net income (loss) per share attributable to common stock:
Basic	$0.16	$0.08	$0.22	$(0.21)

Diluted	$0.16	$0.08	$0.22	$(0.21)

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures) with
Income from Continuing Operations (a GAAP measure)

	Three Months Ended		Six Months Ended
($ in thousands)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Continuing operations:
Income from continuing operations	$3,792	$4,281	$1,764	$723
Depreciation and amortization	9,270	6,339	17,898	12,434
Interest income	(848)	(205)	(1,157)	(425)
Interest expense	7,493	6,433	15,051	12,887
Provision (benefit for income taxes — continuing operations)	2,545	67	1,100	135

EBITDA	$22,252	$16,915	$34,656	$25,754

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate and other on consolidated statement of operations	$—	$52	$3	$162
Write-off of investment in subsidiary for non-consolidated hotel	—	170	—	170
Write-off of receivable from non-consolidated hotel	—	946	—	946
Impairment of long-lived assets	74	955	278	1,052
Casualty (gains) losses	(248)	28	(60)	132

Adjusted EBITDA	$22,078	$19,066	$34,877	$28,216

West Palm Beach, Melbourne, Jekyll Island and Marietta:
Income (loss)	$(485)	$806	$(1,041)	$(247)
Depreciation and amortization	1,675	216	2,788	430
Interest income	(4)	(1)	(7)	(4)
Interest expense	361	63	612	297
Provision (benefit for income taxes — continuing operations)	(244)	—	(777)	—

EBITDA	$1,303	$1,084	$1,575	$476

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate and other on consolidated statement of operations	$—	$—	$—	$—
Write-off of investment in subsidiary for non-consolidated hotel	—	—	—	—
Write-off of receivable from non-consolidated hotel	—	—	—	—
Impairment of long-lived assets	45	5	113	19
Casualty (gains) losses	34	—	192	100

Adjusted EBITDA	$1,382	$1,089	$1,880	$595

Continuing operations excluding West Palm Beach, Melbourne, Jekyll Island and Marietta:
Income from continuing operations	$4,277	$3,475	$2,805	$970
Depreciation and amortization	7,595	6,123	15,110	12,004
Interest income	(844)	(204)	(1,150)	(421)
Interest expense	7,132	6,370	14,439	12,590
Provision (benefit for income taxes — continuing operations)	2,789	67	1,877	135

EBITDA	$20,949	$15,831	$33,081	$25,278

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate and other on consolidated statement of operations	$—	$52	$3	$162
Write-off of investment in subsidiary for non-consolidated hotel	—	170	—	170
Write-off of receivable from non-consolidated hotel	—	946	—	946
Impairment of long-lived assets	29	950	165	1,033
Casualty (gains) losses	(282)	28	(252)	32

Adjusted EBITDA	$20,696	$17,977	$32,997	$27,621

LODGIAN, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS- CONTINUING OPERATIONS
EXCLUDING CROWNE PLAZA WEST PALM BEACH, CROWNE PLAZA MELBOURNE,
HOLIDAY INN JEKYLL ISLAND AND HOLIDAY INN & SUITES MARIETTA

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Unaudited in thousands, except per share data)
Revenues:
Rooms	$64,597	$57,809	$120,379	$106,956
Food and beverage	18,004	17,081	32,324	30,445
Other	2,459	2,470	4,680	4,771

Total Revenues	85,060	77,360	157,383	142,172

Operating expenses:
Direct:
Rooms	16,686	15,430	31,575	28,976
Food and beverage	12,251	11,676	22,923	21,428
Other	1,892	1,889	3,649	3,620

Total Direct Operating Expenses	30,829	28,995	58,147	54,024

	54,231	48,365	99,236	88,148

Other operating expenses:
Other hotel operating costs	23,122	21,458	45,656	42,352
Property and other taxes, insurance, and leases	5,590	4,973	10,798	9,878
Corporate and other	5,200	4,965	9,878	9,312
Casualty (gains) losses, net	(282)	28	(251)	32
Depreciation and amortization	7,595	6,123	15,110	12,004
Impairment of long-lived assets	29	950	165	1,034

Total Other operating expenses	41,254	38,497	81,356	74,612

	12,977	9,868	17,880	13,536

Other income (expense):
Business interruption insurance proceeds	457	—	457	—
Interest income and other	844	52	1,150	221
Interest expense	(7,132)	(6,370)	(14,440)	(12,590)

Income before income taxes and minority interests	7,146	3,550	5,047	1,167
Minority interests (net of taxes, nil)	(82)	(6)	(367)	(62)

Income before income taxes	$7,064	$3,544	$4,680	$1,105

Lodgian, Inc.
2006 Supplemental Operating Information

Hotel	Room		Three Months Ended
Count	Count		June 30, 2006	June 30, 2005	Change	% Change
66	11,958	All Continuing Operations Occupancy	68.4%	67.0%		2.1%
		ADR	$94.58	$84.74	$9.84	11.6%
		RevPAR	$64.74	$56.76	$7.98	14.1%

62	11,076	Continuing Operations less two hotels closed in 2005 due to hurricane damage, one hotel closed in 2006 due to fire damage and one hotel closed in 2006 for demolition Occupancy	68.7%	67.4%		1.9%
		ADR	$93.34	$85.12	$8.22	9.7%
		RevPAR	$64.09	$57.35	$6.74	11.8%
		RevPAR Index	95.5%	91.9%		3.9%

61	10,832	Continuing Operations less Radisson New Orleans Airport hotel, two hotels closed in 2005 due to hurricane damage, one hotel closed in 2006 due to fire damage and one hotel closed in 2006 for demolition Occupancy	68.9%	67.7%		1.8%
		ADR	$92.57	$85.47	$7.10	8.3%
		RevPAR	$63.78	$57.88	$5.90	10.2%
		RevPAR Index	95.5%	92.6%		3.1%

51	8,725	Continuing Operations less two hotels closed in 2005 due to hurricane damage, one closed in 2006 due to fire damage, one hotel closed in 2006 for demolition and hotels under renovation in the first quarter 2005 and/or 2006 Occupancy	68.1%	68.9%		-1.2%
		ADR	$90.76	$84.56	$6.20	7.3%
		RevPAR	$61.83	$58.27	$3.56	6.1%
		RevPAR Index	96.2%	96.5%		-0.3%

25	4,093	Hotels completing major renovations in 2004 and 2005 Occupancy	72.6%	68.8%		5.5%
		ADR	$100.98	$86.81	$14.17	16.3%
		RevPAR	$73.34	$59.75	$13.59	22.7%
		RevPAR Index	100.3%	89.0%		12.7%

13	1,515	Marriott Hotels Occupancy	77.3%	77.2%		0.1%
		ADR	$104.02	$93.95	$10.07	10.7%
		RevPAR	$80.45	$72.55	$7.90	10.9%
		RevPAR Index	116.1%	113.7%		2.1%

4	777	Hilton Hotels Occupancy	68.7%	71.3%		-3.6%
		ADR	$104.19	$96.77	$7.42	7.7%
		RevPAR	$71.54	$68.99	$2.55	3.7%
		RevPAR Index	96.1%	94.4%		1.8%

38	7,458	IHG Hotels less two hotels closed in 2005 due to hurricane damage, one hotel closed in 2006 due to fire damage and one hotel closed in 2006 for demolition Occupancy	69.0%	67.5%		2.2%
		ADR	$91.64	$84.50	$7.14	8.4%
		RevPAR	$63.21	$57.06	$6.15	10.8%
		RevPAR Index	92.8%	88.9%		4.4%

7	1,326	Other Brands and Independent Hotels Occupancy	57.0%	53.0%		7.5%
		ADR	$80.71	$65.69	$15.02	22.9%
		RevPAR	$45.98	$34.82	$11.16	32.1%
		RevPAR Index	85.0%	77.5%		9.7%

Lodgian, Inc.
2006 Supplemental Operating Information

Hotel	Room		Six Months Ended
Count	Count		June 30, 2006	June 30, 2005	Change	% Change
66	11,958	All Continuing Operations Occupancy	64.5%	63.3%		1.9%
		ADR	$94.11	$83.34	$10.77	12.9%
		RevPAR	$60.75	$52.73	$8.02	15.2%

62	11,076	Continuing Operations less two hotels closed in 2005 due to hurricane damage, one hotel closed in 2006 due to fire damage and one hotel closed in 2006 for demolition Occupancy	64.9%	63.6%		2.0%
		ADR	$92.67	$83.83	$8.84	10.5%
		RevPAR	$60.19	$53.35	$6.84	12.8%
		RevPAR Index	97.4%	94.0%		3.6%

61	10,832	Continuing Operations less Radisson New Orleans Airport hotel, two hotels closed in 2005 due to hurricane damage, one hotel closed in 2006 due to fire damage and one hotel closed in 2006 for demolition Occupancy	64.7%	64.1%		90.0%
		ADR	$91.51	$84.17	$7.34	8.7%
		RevPAR	$59.20	$53.99	$5.21	9.6%
		RevPAR Index	96.7%	95.1%		1.7%

51	8,725	Continuing Operations less two hotels closed in 2005 due to hurricane damage, one hotel closed in 2006 due to fire damage, one hotel closed in 2006 for demolition and hotels under renovation in the first quarter 2005 and/or 2006 Occupancy	65.0%	65.2%		-0.3%
		ADR	$90.31	$83.73	$6.58	7.9%
		RevPAR	$58.71	$54.62	$4.09	7.5%
		RevPAR Index	98.6%	99.0%		-0.4%

25	4,093	Hotels completing major renovations in 2004 and 2005 Occupancy	69.7%	66.4%		5.0%
		ADR	$100.23	$85.15	$15.08	17.7%
		RevPAR	$69.84	$56.57	$13.27	23.5%
		RevPAR Index	101.6%	91.1%		11.5%

13	1,515	Marriott Hotels Occupancy	74.1%	73.4%		1.0%
		ADR	$101.98	$92.81	$9.17	9.9%
		RevPAR	$75.53	$68.09	$7.44	10.9%
		RevPAR Index	116.8%	116.7%		0.1%

4	777	Hilton Hotels Occupancy	64.9%	66.2%		-2.0%
		ADR	$104.30	$95.71	$8.59	9.0%
		RevPAR	$67.65	$63.34	$4.31	6.8%
		RevPAR Index	97.9%	96.1%		1.9%

38	7,458	IHG Hotels less two hotels closed in 2005 due to hurricane damage, one hotel closed in 2006 due to fire damage and one hotel closed in 2006 for demolition Occupancy	64.5%	64.0%		0.8%
		ADR	$90.21	$82.86	$7.35	8.9%
		RevPAR	$58.21	$53.05	$5.16	9.7%
		RevPAR Index	94.7%	92.2%		2.7%

7	1,326	Other Brands and Independent Hotels Occupancy	56.9%	48.8%		16.6%
		ADR	$86.68	$66.16	$20.52	31.0%
		RevPAR	$49.35	$32.31	$17.04	52.7%
		RevPAR Index	89.2%	71.5%		24.8%

Lodgian, Inc.
Assets Held for Sale as of August 1, 2006

	Location	Brand	Rooms
Hotels:	Metairie, LA	Quality Hotel	205
	Burlington, VT	Independent	117
	Sheffield, AL	Holiday Inn	201
	Valdosta, GA	Independent	108
	Valdosta, GA	Holiday Inn	167
	Cedar Rapids, IA	Crowne Plaza	275
	Bloomington, IN	Independent	186